Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Metalline Mining Company on Form S-3 (file #333154631) and Form S-8 (file #333140588), of our report dated February 10, 2009 relating to the audit of the consolidated financial statements for the years ending October 31, 2008 and 2007, appearing in the Annual Report on Form 10-K of Metalline Mining Company for the year ended October 31, 2008.
HEIN & ASSOCIATES LLP
Denver, Colorado
February 11, 2009